Exhibit 99.1

NEWS RELEASE

PHILIP MORRIS INTERNATIONAL INC. (PMI) ANNOUNCES AGREEMENT

TO PURCHASE COLOMBIA’S PROTABACO FOR $452 MILLION

New York, July 10, 2009 – Philip Morris International Inc. [NYSE/Euronext Paris: PM] (PMI) announced today that it has entered into an agreement to purchase 100% of the shares of privately owned Colombian cigarette manufacturer, Productora Tabacalera de Colombia, Protabaco Ltda. (Protabaco), for $452 million.

Protabaco is the second largest tobacco company in Colombia, with an estimated 2008 volume of 6.1 billion cigarettes and an approximate market share of 31.8%. The Company reported net revenues of approximately $107.6 million in 2008. Its leading brands include Mustang, Premier and President.

“We are extremely pleased to reach this agreement with Protabaco in order to continue to build our business in this important and strategic market,” said Miroslaw Zielinski, President of PMI’s Latin America and Canada Region. “This strategically compelling transaction will provide PMI with an excellent opportunity to further develop Protabaco’s strong brand portfolio and reflects the continuing confidence we have in the future of Colombia, its economy and the tobacco industry.”

In 2005, PMI acquired Compañía Colombiana de Tabaco S.A. (Coltabaco). Since then, PMI has continued to invest in Coltabaco, its employees and its infrastructure, as well as in social and economic programs in Colombia, including investments in the tobacco growing sector.

“This is an excellent development for Protabaco and our employees,” said Jaime Delgado, General Manager Protabaco. “PMI is well known as a successful manufacturer and marketer of quality tobacco products and we believe they are in an excellent position to continue to develop our strong brands and strong organization.”

The transaction, which is subject to competition authority approval and final confirmatory due diligence, is projected to be immediately marginally accretive to PMI’s earnings per share and is expected to close within the next six months.

Media Contacts: Lausanne: +41 (0)58 242 4500 Email: media@pmintl.com	Investor Contacts: New York: + 1 (917) 663 2233 Lausanne: + 41 (0)58 242 4666

About Philip Morris International Inc.

Philip Morris International (PMI) [NYSE / Euronext Paris: PM] is the leading international tobacco company, with seven of the world’s top 15 brands including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in approximately 160 countries. In 2008, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S. For more information, see www.pmintl.com.